Exhibit 99.1

Media Contact:	Investor Contact:

Jayne Wallace	Erica Bolton
Virgin Mobile USA	Virgin Mobile USA
908-607-4014	908-607-4108
jayne.wallace@virginmobileusa.com	erica.bolton@virginmobileusa.com

VIRGIN MOBILE USA REPORTS EARNINGS PER SHARE OF $0.07 FOR THE FIRST QUARTER ENDED MARCH 31, 2008

Adjusted EBITDA of $28.7 million; Net income of $4.7 million

First Quarter 2008 Highlights

•	5.1 million subscribers

•	Churn of 5.1%

•	Net service revenue of $303.8 million

•	$10.4 million of free cash flow

WARREN, N.J., May 5, 2008 — Virgin Mobile USA, Inc. (NYSE: VM), a leading national provider of wireless communications services without annual contracts, today reported its financial and operational results for the quarter ended March 31, 2008.

“We executed against our business plan in the first quarter, delivering a strong start to the year,” said Dan Schulman, Chief Executive Officer, Virgin Mobile USA. “While the current economic environment presents challenges, our business performed above our expectations, producing strong profitability and cash flow, even as we increased our marketing spend by $7.5 million year over year, to support the launch of our new voice and data plans.

“We believe our new service plans, which will be in all of our channels by the end of the second quarter, represent some of the best value available to wireless consumers today. These offers provide compelling value and present a clear choice for consumers. Early indications are positive, with our monthly plans representing 38% of gross additions for the new offers in April, and average ARPU on the new monthly plans of approximately $40.”

Schulman continued, “I’m also pleased we will be substantially increasing our retail footprint with both new and existing retail partners in the months ahead. These include increased expansion into independent wireless retail through American Wireless stores, our planned launch into over 900 new Sears locations, and increased penetration and retail space with our largest retail partner. We believe this expansion, in combination with the launch of our new offers, represents a strong incremental growth opportunity for Virgin Mobile USA in the second half of the year, and we remain confident in our estimates for the full year 2008.”

Overview and Basis of Presentation

The financial results for the three months ended March 31, 2007 presented in this release reflect the retroactive consolidation of Virgin Mobile USA, Inc., Virgin Mobile USA, L.P., and Bluebottle USA Investments L.P. Virgin Mobile USA, Inc. is a holding company formed for the purpose of an initial public offering, or IPO, that was completed on October 16, 2007. Virgin Mobile USA is also presenting its earnings per share for 2007 on a pro forma basis which converts the historical weighted average number of units of limited liability company interests in Virgin Mobile USA, LLC outstanding, to common stock based on a conversion rate used in the reorganization and also, reflects the shares issued in the IPO as outstanding for 2007.

This press release uses several financial performance metrics, including Adjusted EBITDA, Adjusted EBITDA margin, ARPU, CCPU, CPGA and free cash flow, which are not calculated in accordance with GAAP. The company believes that these non-GAAP financial metrics are helpful in understanding its operating performance from period to period and, although not every wireless company defines these metrics in the same way, believes that these metrics as used by Virgin Mobile USA facilitate comparisons with other wireless communication providers. These metrics should not be considered substitutes for any performance metrics determined in accordance with GAAP. For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Key Financial & Operating Results for the First Quarter 2008

Virgin Mobile USA, Inc.

(Unaudited)

($ in thousands, except per share amounts)	Three Months Ended March 31,
	2008	2007
		(restated)(1)
Net service revenue	$303,764	$322,337
Total operating revenue	326,791	339,314
Operating income	16,603	32,559
Net income	4,749	19,172
Adjusted EBITDA	28,702	41,729
Adjusted EBITDA margin	9.4%	12.9%
Earnings per common share - basic(2)	$0.09	$0.74
Earnings per common share - diluted(2)	$0.07	$0.38
Pro forma earnings per common share - diluted(2)	N/A	$0.25
Interest expense - net	9,339	13,589
Capital expenditures	6,241	5,310

(1)	During the preparation of the Company’s financial statements for the six months ended June 30, 2007, management identified errors in the Company’s financial statements in the amount of $3.8 million and $(0.1) million to its net income for the three months ended March 31, 2007 and in total for the years ended December 31, 2004-2006, respectively. These errors were primarily the result of system interface failures for recovery fees for certain airtime taxes and regulatory charges and accrued revenues, which overstated net service revenue and overstated cost of service in each period for the years ended December 31, 2004-2006, and understated net service revenue and overstated cost of service for the three month period ended March 31, 2007. The Company corrected these errors through a restatement of its results for the three month period ended March 31, 2007. The impact of the out-of-period adjustments in 2007 were not material to the Company’s financial results for the three months ended March 31, 2007. The interim results for the three months ended March 31, 2007 included herein reflect the out-of-period charges.

(2)	The calculation of basic and diluted earnings per share and pro forma diluted earnings per share for 2007 converts the historical weighted average number of units of limited liability company interests in Virgin Mobile USA, LLC outstanding for the period ended March 31, 2007 to common stock based on a conversion rate used in the reorganization. In addition, the pro forma diluted earnings per share reflects the shares issued in the IPO as if they were outstanding for all of 2007.

Virgin Mobile USA, Inc.

(Unaudited)

	Three Months Ended March 31,
	2008	2007
		(restated)
Gross additions	795,575	881,756
Churn	5.1%	4.0%
Net customer additions	17,772	309,721
End-of-period customers	5,103,658	4,883,811
ARPU	$19.93	$22.41
CCPU	$12.01	$13.46
CPGA	$115.59	$98.69
Free cash flow (in thousands)	$10,386	$14,292

During the first quarter 2008, Virgin Mobile USA’s net service revenue was $303.8 million, a decrease of 5.8% versus the same period in 2007, reflecting the effect of current economic conditions on consumer behavior, as well as the Company’s decision in the fourth quarter of 2007 not to invest in temporary, aggressive handset pricing engaged in by certain competitors. Adjusted EBITDA in the first quarter of 2008 was $28.7 million, compared to an Adjusted EBITDA of $41.7 million in the first quarter of 2007.

Revenues in the first quarter of 2007 benefited from the launch in the second half of 2006 of our hybrid monthly bucket plans, and Adjusted EBITDA in the first quarter 2007 also reflects $3.8 million E911 tax refunds and favorable settlements with taxing jurisdictions. The first quarter of 2007 also had a $4.9 million cost benefit due to the transition to consignment. Adjusted EBITDA for the first quarter of 2008 was also impacted by an incremental $7.5 million investment in marketing, to support the launch of the Company’s new voice and data plans, as well as the impact of additional states subject to E911 tax in 2008.

Virgin Mobile USA’s continued profitability reflects the growth of its customer base, and the Company expects to produce growth in profitability for the full year 2008. Net income for the quarter ended March 31, 2008 was $4.7 million, compared to net income of $19.2 million for the same period in 2007. Diluted earnings per share for the first quarter of 2008 were $0.07, compared to diluted earnings per share of $0.38 for the first quarter of 2007. Pro forma diluted earnings per share, which is the more relevant comparison to the first quarter of 2008 as it is adjusted to reflect the fully diluted share count following the Company’s IPO, were $0.25 in the first quarter 2007. The decline in net income and earnings per share was due to factors related above, as well as a $2.1 million accrual for payments under the Company’s tax receivable agreements. While net income declined from the first quarter 2007, the Company was able to produce continued profitability while increasing its marketing investment by an incremental $7.5 million year over year.

Free cash flow for the quarter totaled $10.4 million, a decline from $14.3 million from the first quarter of 2007. The primary driver of the decline in free cash flow in the first quarter 2008 was lower top-up streams associated with a decline in consumer spending within the current economic environment, which was in line with Company expectations for the quarter. Capital expenditures for the first quarter of 2008 were $6.2 million, compared to $5.3 million for the first quarter of 2007, reflecting continuing investment, although at a lower level than the competition. Interest expense for the first quarter was $9.3 million, down from $13.6 million in the first quarter of 2007.

John Feehan, Chief Financial Officer of Virgin Mobile USA commented, “Our business performed well in the first quarter 2008, and we continue to generate strong cash flow to service our debt and fund the growth of our business. We believe there is a great deal of opportunity for growth in the second half of the year.”

Key Metric Performance Review for the First Quarter 2008

Gross customer additions, or new Virgin Mobile USA customers who activated their accounts during the first quarter of 2008, totaled 795,575, down from 881,756 in the first quarter 2007. Gross customer additions in the first quarter 2007 grew 42% year over year, benefiting from the launch in the second half of 2006 of the Company’s hybrid monthly bucket plans.

The Company’s cost per gross addition, or CPGA, for the first quarter 2008 was $115.59, compared to CPGA of $98.69 in the first quarter 2007. Higher CPGA in the first quarter of 2008 was related to an incremental spend of $7.5 million in marketing spend, related to the launch of the Company’s new voice and data plans, introduced during the quarter. The increase was also due to a 45,000 unit increase in handset shipments to non-consignment channels at the end of quarter, as well as higher mix costs due to the popularity of the $99.99 Wild Card handset. While these phones have slightly higher CPGA, they also result in greater data usage, lower churn and increased return on investment.

First quarter 2008 average monthly customer turnover, or churn, was 5.1%, in line with Company estimates. As of March 31, 2008, the Company had over 5.1 million customers, an increase of 4.5% over March 31, 2007.

Average revenue per user, or ARPU, for the first quarter was $19.93, reflecting a decline from the prior year’s first quarter ARPU of $22.41, as well as a stabilization of declining usage trends in the prepaid base experienced during the fourth quarter 2007. This decline was the result of lower customer usage of the traditional prepaid plans, which the Company attributes in part to a migration of its higher-spending prepaid customers to monthly hybrid offers. ARPU continues to be supported by sales of Virgin Mobile USA’s monthly hybrid plans, which offset declining usage on the traditional prepaid side within a challenging economic environment.

Outlook

Virgin Mobile USA’s management believes its significant experience in delivering strong results in a historically competitive industry will enable it to successfully position the company through the current macroeconomic conditions, even as they continue to impact consumer and wireless products. Additionally, the Company’s lean and variable cost structure, combined with an improved capital structure, provides Virgin Mobile USA the opportunity to produce profitable results in a challenging economic environment.

2008

Estimates for the full year 2008 remain unchanged from the guidance provided on March 12, 2008.

Second Quarter 2008

Virgin Mobile USA’s second quarter results are expected to reflect the seasonality of its business, in which churn tends to be higher due to higher gross adds in the seasonally strong fourth quarter, and revenues tend to be lower. In addition, in the second quarter the Company expects to ship incremental handsets to support its distribution expansion.

•

The impact of the new voice and data plans, as well as the Company’s expanded retail footprint, are expected to contribute to positive year over year net add growth in the second half of 2008. Second quarter net additions are expected to be in the range of (130,000) – (160,000). Gross customer additions are expected to be comparable to the second quarter 2007.

•	Net service revenues are expected to be in the range of $285 - $295 million.

•	Adjusted EBITDA is expected to be in the range of $19 to $23 million.

•	Earnings per share are expected to be in the range of ($0.01) - $0.03.

Recent Highlights

In addition to the launch of the Company’s new plans with benefits previously only available to postpaid customers including Roll Forward minutes and unlimited text & messaging, other highlights in the first quarter included:

•

the announcement of headline acts for the third Virgin Mobile Festival, the largest music and arts festival on the East Coast, being held August 9-10 at Pimlico Race Course in Baltimore, Maryland — Foo Fighters, Jack Johnson, Kanye West, Nine Inch Nails, and Stone Temple Pilots. Last week, the Company announced the full lineup, adding such artists as Bob Dylan, The Offspring, Wilco, Iggy & The Stooges, The Swell Season, Chuck Berry, Cat Power, Paramore and many more.

•

the introduction of the Virgin Mobile Festival Special Edition Wild Card handset, to be carried exclusively at Best Buy. Fans who purchase the phone will receive festival-inspired content among other benefits at the Festival.

•	the appointment of Bob Stohrer as new Chief Marketing Officer.

•	continued strength in Ringback sales with more than 100,000 Virgin Mobile USA customers subscribing to the Ringback service and an average of two Ringbacks per customer.

•	the debut of Flare, the Company’s second phone from LG Electronics, and the Company’s first with a Spanish-language interface.

In April, the Company announced David Messenger’s role had been expanded to Chief Administrative and Corporate Development Officer.

Later this week, Virgin Mobile USA plans to launch its first handset by Samsung, a mid-tier phone called ‘Slash’, and will expand its partnership with Facebook to launch a unique new social networking application.

Earnings Conference Call

Virgin Mobile USA will host a conference call Monday, May 5th, 2008 at 5:00 P.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 888.354.3598 (toll-free domestic) or 706.643.8861 (international); passcode: 37431006. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting approximately two hours after the call ends. The replay can be accessed at 800.642.1687 (toll-free domestic) or 706.645.9291 (international); passcode: 37431006. The webcast will be archived on Virgin Mobile USA’s web site for 30 days after the call at http://investorrelations.virginmobileusa.com/.

About Virgin Mobile USA, Inc.

Virgin Mobile USA (NYSE: VM) offers more than five million customers control, flexibility and choice in wireless service, rich data content and innovative products without annual contracts.

Voice pricing plans range from monthly options with unlimited nights and weekends to by-the-minute offers, allowing consumers to adjust how and what they pay according to their needs. Virgin Mobile USA’s smart, stylish and affordable handsets, including the Wild Card, Super Slice and Flare, are available at top retailers in more than 40,000 locations nationwide and online at http://www.virginmobileusa.com/, with Top-Up cards available at more than 140,000 locations.

J.D. Power and Associates ranked Virgin Mobile USA highest in customer satisfaction among wireless prepaid services in both 2006 and 2007, and its customers report a 90% satisfaction rate. Virgin Mobile USA contributes a portion of profits from downloadable content to The RE*Generation, its pro-social initiative to help homeless youth, and provides postage-paid return envelopes in every new phone package for customers to recycle old phones. Virgin Mobile USA’s national coverage is powered by the nationwide Sprint PCS network.

Safe Harbor Statement

This press release contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this document that are not historical facts. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties discussed in our filings with the Securities and Exchange Commission, copies of which are available on our investor relations website at http://investorrelations.virginmobileusa.com/ and on the SEC website at http://www.sec.gov/. We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

Virgin Mobile USA, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$5	$19
Accounts receivable, less allowances of $95 at March 31, 2008 and $610 at December 31, 2007	47,750	57,956
Due from related parties	158	321
Other receivables	12,128	14,613
Inventories	123,950	137,364
Prepaid expenses and other current assets	26,586	19,722

Total current assets	210,577	229,995

Property and equipment	160,403	154,162
Accumulated depreciation and amortization	(116,927)	(108,249)

Property and equipment, net	43,476	45,913
Other assets	5,070	6,131

Total assets	$259,123	$282,039

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable	$80,146	$111,753
Due to related parties	69,040	56,486
Book cash overdraft	62	2,045
Accrued expenses	74,056	73,142
Deferred revenue	127,761	128,125
Current portion of long-term debt	32,669	32,669

Total current liabilities	383,734	404,220

Long-term debt	235,870	244,037
Related party debt	45,000	45,000
Due to related parties	2,080	—
Other liabilities	1,981	3,981

Total non-current liabilities	284,931	293,018

Commitments and contingencies

Stockholders’ deficit:
Common stock:
Class A common stock, par value $0.01 per share - 200,000,000 shares authorized and 53,122,755 shares issued and outstanding, net of 27,315 treasury shares at March 31, 2008 and 53,136,839 shares issued and outstanding, net of 13,231 treasury shares at December 31, 2007	532	532
Class C common stock, par value $0.01 per share - 999,999 shares authorized and 115,062 shares issued and outstanding at March 31, 2008 and December 31, 2007	1	1
Class B common stock, par value $0.01 per share - 1 share authorized, issued and outstanding at March 31, 2008 and December 31, 2007	—	—
Additional paid-in-capital	343,553	340,382
Accumulated deficit	(750,111)	(754,860)
Accumulated other comprehensive loss	(3,517)	(1,254)

Total stockholders’ deficit	(409,542)	(415,199)

Total liabilities and stockholders’ deficit	$259,123	$282,039

Virgin Mobile USA, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
		(restated)
Operating revenue
Net service revenue	$303,764	$322,337
Net equipment revenue	23,027	16,977

Total operating revenue	326,791	339,314
Operating expenses
Cost of service (exclusive of depreciation and amortization)	83,492	93,978
Cost of equipment	105,018	94,648
Selling, general and administrative (exclusive of depreciation and amortization)	113,000	110,048
Depreciation and amortization	8,678	8,081

Total operating expenses	310,188	306,755

Operating income	16,603	32,559

Other expense (income)
Interest expense - net	9,339	13,589
Other expense (income)	2,080	(202)

Total other expense	11,419	13,387

Income before income tax expense	5,184	19,172
Income tax expense	435	—

Net income	4,749	19,172
Other comprehensive loss:
Unrealized loss on interest rate swap	(2,263)	(663)

Total comprehensive income	$2,486	$18,509

Basic and diluted loss per share information:
Earnings per common share - basic	$0.09	$0.74
Earnings per common share - diluted	$0.07	$0.38

Weighted average common shares outstanding - basic	52,757	25,797
Weighted average common shares outstanding - diluted	64,828	50,089

Virgin Mobile USA, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended March 31,
	2008	2007
		(restated)
Operating Activities
Net income	$4,749	$19,172
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,678	8,081
Amortization of deferred financing costs	298	496
Non-cash charges for stock-based compensation and stock issuance	3,421	781
Non-cash cost of royalties and services	—	25
Changes in assets and liabilities:
Accounts receivable	10,206	21,534
Due from related parties	163	2,209
Other receivables	222	9,659
Inventories	13,414	(5,147)
Prepaid expenses and other assets	(6,101)	6
Accounts payable	(31,607)	10,875
Due to related parties	14,634	(6,503)
Deferred revenue	(364)	2,695
Accrued expenses and other liabilities	(1,086)	(44,281)

Net cash provided by operating activities	16,627	19,602

Investing Activities
Capital expenditures	(6,241)	(5,310)

Net cash used in investing activities	(6,241)	(5,310)

Financing Activities
Net change in book cash overdraft	(1,983)	(27,042)
Repayment of long-term debt	(8,167)	(9,250)
Net change in related party debt	—	22,000
Other	(250)	—

Net cash used in financing activities	(10,400)	(14,292)

Net (decrease) increase in cash and cash equivalents	(14)	—
Cash and cash equivalents at beginning of year	19	8

Cash and cash equivalents at end of period	$5	$8

Definition of Terms and Reconciliation to Non-GAAP Financial Measures

This earnings press release includes several historical key performance metrics used in the wireless communications industry to manage and assess our financial performance. These metrics include gross additions, churn, net customer additions, end-of-period customers, Adjusted EBITDA, Adjusted EBITDA margin, average revenue per user, or ARPU, cash cost per user, or CCPU, cost per gross addition, or CPGA, and Free cash flow. Trends in key performance metrics such as ARPU, CCPU and CPGA will depend upon the scale of our business as well as the dynamics in the marketplace and our success in implementing our strategies. These metrics are not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. A non-GAAP financial metric is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. We believe that the non-GAAP financial metrics that we use are helpful in understanding our operating performance from period to period and, although not every company in the wireless communication industry defines these metrics in precisely the same way, we believe that these metrics as we use them facilitate comparisons with other wireless communication providers. These metrics should not be considered substitutes for any performance metric determined in accordance with GAAP.

Gross additions represents the number of new customers that activated an account during a period, unadjusted for churn in the same period. In measuring gross additions, we begin with account activations and exclude retailer returns, customers who have reactivated and fraudulent activations. These adjustments are applied in order to arrive at a more meaningful measure of our customer growth.

Churn is used to measure customer turnover on an average monthly basis. Churn is calculated as the ratio of the net number of customers that disconnect from our service during the period being measured to the weighted average number of customers during that period, divided by the number of months during the period being measured. The net number of customers that disconnect from our service is calculated as the total number of customers that disconnect less the adjustments noted under gross additions above. These adjustments are applied in order to arrive at a more meaningful measure of churn. The weighted average number of customers is the sum of the average number of customers for each day during the period being measured divided by the number of days in the period. Churn includes those pay-by-the-minute customers whom we automatically disconnect from our service when they have not replenished, or “Topped-Up,” their accounts for 150 days, as well as those monthly customers whom we automatically disconnect when they have not paid their monthly recurring charge for 150 days (except for such monthly customers who replenish their account for less than the amount of their monthly recurring charge and, according to the terms of our monthly plans, may continue to use our services on a pay-by-the-minute basis), and such customers that voluntarily disconnect from our service prior to reaching 150 days since replenishing their account or paying their monthly recurring charge. We utilize 150 days in our calculation as it represents the last date upon which a customer who replenishes his or her account is still permitted to retain the same phone number. This calculation is consistent with the terms and conditions of our service offering. We believe churn is a useful metric to track changes in customer retention over time and to help evaluate how changes in our business and services offerings affect customer retention. In addition, churn is also useful for comparing our customer turnover to that of other wireless communications providers.

Net customer additions and end-of-period customers are used to measure the growth of our business model, to forecast our future financial performance and to gauge the marketplace acceptance of our offerings. Net customer additions represents the number of new customers that activated our handsets during a period, adjusted for churn during the same period. End-of-period customers are the total number of customers at the end of a given period.

Adjusted EBITDA is calculated as net income (loss) plus interest expense, income tax expense, the tax receivable agreements expense, depreciation and amortization, non-cash compensation expense, equity issued to a member, debt extinguishment costs and expenses of Bluebottle USA Investments, L.P. prior to the completion of the IPO. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by Net service revenue. We believe Adjusted EBITDA is a useful tool in evaluating performance because it eliminates items related to taxes, as well as the tax receivable agreements, non-cash charges relating to depreciation and amortization as well as items relating to both the debt and equity portions of our capital structure. Adjustments relating to interest expense, income tax expense, and depreciation and amortization are each customary adjustments in the calculation of supplemental measures of performance. We also exclude tax receivable agreement-related expenses for payments to the Virgin Group for the utilization of the net operating loss carry forward, and to Sprint Nextel, for the increase in tax basis that will be allocated to us, as we consider them to be the functional equivalent of paying taxes. We believe such adjustments are meaningful because they are indicators of our core operating results and our management uses them to evaluate our business. Specifically, our management uses them in its calculation of compensation targets, preparation of budgets and evaluations of performance. Similarly, we believe that the exclusion of non-cash compensation expense provides investors with a more meaningful indication of our performance as these non-cash charges relate to the equity portion of our capital structure and not our core operating performance. The expenses of Bluebottle USA Investments L.P. also do not relate to our core operating performance and are, therefore, excluded. These exclusions are also consistent with how we calculate the measures we use for determining certain bonus compensation targets, preparing budgets and for other internal purposes.

The following table illustrates the calculation of Adjusted EBITDA and Adjusted EBITDA margin and reconciles Adjusted EBITDA to net income which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended March 31,
(In thousands, except Adjusted EBITDA Margin)	2008	2007
		(restated)
	(Unaudited)
Net income	$4,749	$19,172
Plus:
Depreciation and amortization	8,678	8,081
Interest expense	9,339	13,589
Income tax expense	435	—
Tax receivable agreements expense	2,080	—
Non-cash compensation expense	3,421	781
Bluebottle USA Investments L.P. expenses prior to the IPO	—	106

Adjusted EBITDA	$28,702	$41,729

Net service revenue	$303,764	$322,337
Adjusted EBITDA margin	9.4%	12.9%

Average revenue per user, or ARPU, is used to measure and track the average revenue generated by our customers on a monthly basis. ARPU is calculated as net service revenue for the period divided by the weighted average number of customers for the period being measured, further divided by the number of months in the period being measured. The weighted average number of customers is the sum of the average customers for each day during the period being measured divided by the number of days in that period. ARPU helps us to evaluate customer performance based on customer revenue and forecast our future service revenues.

The following table illustrates the calculation of ARPU and reconciles ARPU to net service revenue which we consider to be the most directly comparable GAAP financial measure.

(In thousands, except number of months and ARPU)	Three Months Ended March 31,
	2008	2007
		(restated)
	(Unaudited)
Net service revenue	$303,764	$322,337
Divided by weighted average number of customers	5,081	4,795
Divided by number of months in the period	3	3

ARPU	$19.93	$22.41

Cash cost per user, or CCPU, is used to measure and track our costs to provide support for our services to our existing customers on an average monthly basis. The costs included in this calculation are our (i) our cost of service (exclusive of depreciation and amortization), excluding cost of service associated with initial customer acquisition, (ii) general and administrative expenses, excluding Bluebottle USA Investments L.P. general and administrative expenses prior to the IPO and non-cash compensation expenses, (iii) net loss on equipment sold to existing customers, (iv) cooperative advertising expenses in support of existing customers and (v) other (income) expense, excluding tax receivable agreements expenses, debt extinguishment costs and Bluebottle USA Investments L.P. These costs are divided by our weighted average number of customers for the period being measured, further divided by the number of months in the period being measured. CCPU helps us to assess our ongoing business operations on a per customer basis, and evaluate how changes in our business operations affect the support costs per customer. Given its use throughout the industry, CCPU also serves as a standard by which we compare our performance against that of other wireless communication companies.

The following table illustrates the calculation of CCPU and reconciles total costs used in the CCPU calculation to cost of service, which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended March 31,
(In thousands, except number of months and CCPU)	2008	2007
		(restated)
	(Unaudited)
Cost of service (exclusive of depreciation and amortization)	$83,492	$93,978
Less: Cost of service associated with initial customer acquisition	(500)	(609)
Add: General and administrative expenses (excluding Bluebottle USA Investments L.P. expenses prior to the IPO)(1)	84,513	86,518
Less: Non-cash compensation expense	(3,421)	(781)
Add: Net loss on equipment sold to existing customers	18,361	13,940
Add: Cooperative advertising expenses in support of existing customers	607	721
Add: Other expense (income), net of tax receivable agreements expense, debt extinguishment costs and Bluebottle USA Investments L.P.	—	(205)

Total CCPU costs	$183,052	$193,562
Divided by weighted average number of customers	5,081	4,795
Divided by number of months in the period	3	3

CCPU	$12.01	$13.46

(1)	Bluebottle USA Investments L.P. general and administrative expenses were: $0 and $103 for the three months ended March 31, 2008 and 2007, respectively.

Cost per gross addition, or CPGA, is used to measure the cost of acquiring a new customer. The costs included in this calculation are our (i) selling expenses less cooperative advertising in support of existing customers, (ii) net loss on equipment sales (cost of equipment less net equipment revenue), excluding the net loss on equipment sold to existing customers, (iii) equity issued to a member, and (iv) cost of service associated with initial customer acquisition. These costs are divided by gross additions for the period being measured. CPGA helps us to assess the efficiency of our customer acquisition methods and evaluate our sales and distribution strategies. CPGA also allows us to compare our average acquisition costs to those of other wireless communication providers.

The following table illustrates the calculation of CPGA and reconciles the total costs used in the CPGA calculation to selling expense, which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended March 31,
(In thousands, except CPGA)	2008	2007
		(restated)
	(Unaudited)
Selling expenses	$28,487	$23,427
Add: Cost of equipment	105,018	94,648
Less: Net equipment revenue	(23,027)	(16,977)
Less: Net loss on equipment sold to existing customers	(18,361)	(13,940)
Less: Cooperative advertising in support of existing customers	(607)	(721)
Add: Cost of service associated with initial customer acquisition	500	609

Total CPGA costs	$92,010	$87,046
Divided by gross additions	796	882

CPGA	$115.59	$98.69

Free cash flow is calculated as net cash provided by operating activities less capital expenditures. Free cash flow is a non-GAAP financial measure that indicates cash generated by our business after operating expenses, capital expenditures and interest expense. We believe this measure helps to (i) evaluate our ability to satisfy our debt and meet other mandatory payment obligations, (ii) measure our ability to pursue growth opportunities, and (iii) determine the amount of potential cash which may potentially be available to stockholders in the form of stock repurchase and/or dividends. Given that our business is not capital intensive, we believe this measure to be of particular relevance and utility. We also use free cash flow internally for a variety of purposes, including managing our projected cash needs.

The following table illustrates the calculation of free cash flow and reconciles free cash flow to cash provided by operating activities which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended March 31,
(In thousands)	2008	2007
		(restated)
	(Unaudited)
Calculation of Free cash flow:
Net cash provided by operating activities	$16,627	$19,602
Less:
Capital expenditures	(6,241)	(5,310)

Free cash flow	$10,386	$14,292

Pro Forma Earnings Per Share (Unaudited). Virgin Mobile USA is presenting its earnings per share for 2007 on a pro forma basis to reflect its IPO, which took place in October 2007.

The calculation of pro forma diluted earnings per share converts the historical weighted average number of units of limited liability company interests in Virgin Mobile USA, LLC outstanding as of January 1, 2007 to common stock based on a conversion rate used in the reorganization and shares issued in the IPO are assumed to be outstanding for all periods presented.

Three months ended March 31, 2007 (restated)
(In thousands, except per share amounts)	(Unaudited)
Net income	$19,172

Weighted average shares outstanding - diluted	50,089
Adjustments for pro forma weighted average shares:
Increase in common shares outstanding if IPO occurred on January 1, 2007	26,800

Pro forma weighted average shares outstanding - diluted	76,889

Earnings per share - diluted	$0.38
Pro forma earnings per share - diluted	$0.25

(1)	The calculation of pro forma diluted earnings per share converts the historical weighted average number of units of limited liability company interests in Virgin Mobile USA, LLC outstanding for the period ended March 31, 2007 to common stock based on a conversion rate used in the reorganization. In addition, the pro forma diluted earnings per share reflects the shares issued in the IPO as if they were outstanding for all of 2007.

SOURCE: Virgin Mobile USA, L.P.

Web site: http://www.virginmobileusa.com/